EXHIBIT 99.1
Fastenal Company Announces Two-For-One Stock Split
WINONA, Minn., April 23, 2025 (BUSINESS WIRE) - Fastenal Company (Nasdaq:FAST) ('Fastenal', the 'Company', 'we', 'our', or 'us') announced today that its board of directors approved a two-for-one stock split of the Company's outstanding common stock to be effected through an amendment to the Company's Restated Articles of Incorporation (the 'Amendment'). The Amendment will also effect a proportionate increase in the number of shares of authorized common stock.
Holders of record of the Company's common stock at the close of business on May 5, 2025 will receive one additional share of common stock for every share of common stock they own. The stock split will take effect at the close of business on May 21, 2025, and trading is expected to begin on a split-adjusted basis on or about May 22, 2025.
About Fastenal
With more than 3,500 in-market locations spanning 25 countries, Fastenal supplies a broad offering of fasteners, safety products, metal cutting products, and other industrial supplies to customers engaged in manufacturing, construction, warehousing, wholesale, and state and local government. By investing in local experts and inventory, customer-facing technology, wide-ranging services, and best-in-class sourcing and logistics, we offer a unique combination of capabilities to help our customers reduce cost, risk, and scalability constraints in their global supply chains. This "high-touch, high-tech" approach is reflected in our tagline, Where Industry Meets Innovation™.
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CONTACT:	Dray Schreiber
Financial Reporting & Regulatory Compliance Manager
507.313.7324